Exhibit 99.1

News Release
L.B. Foster Announces Continuing Sales Growth and Robust Cash Generation in Fiscal Third Quarter with Expected Strong Finish to 2025

•Third quarter sales up 0.6% over last year driven by 4.4% increase in Infrastructure; Rail sales down 2.2%, with Global Friction Management and Total Track Monitoring up 9.0% and 135.1%, respectively
•Backlog1 of $247.4 million up 18.4% over last year driven by 58.2% increase in Rail; all Rail business units realized substantial backlog increases, with Rail Products up 59.9%, Global Friction Management up 28.7%, and Technology Services and Solutions up 77.7% driven by improved order rates in the UK
•Third quarter operating cash flow was $29.2 million; $26.4 million in Free Cash Flow1 drove Gross Leverage1 to 1.6x, down 0.6x during the quarter; $4.7 million deployed to repurchase 184,143 shares
•Revised 2025 guidance mid-points assume a 22% increase in Adjusted EBITDA1 versus last year on 2% sales growth; fourth quarter Adjusted EBITDA anticipated up 115% on 25% sales growth

PITTSBURGH, PA, November 3, 2025 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2025 third quarter operating results.
Third Quarter 2025 Highlights

	Three Months Ended September 30,		Change
	2025	2024	2025 vs. 2024

	(Unaudited)
Net sales	$138,286	$137,466	0.6%
Operating income	8,295	7,323	13.3%
Net income attributable to L.B. Foster Company[2]	4,354	35,905	(87.9)%
Adjusted EBITDA[1]	11,359	12,327	(7.9)%
Net cash provided by operating activities	29,181	24,744	17.9%
Free cash flow[1]	26,372	21,677	21.7%
Total debt	58,722	68,544	(14.3)%
Gross Leverage Ratio[1]	1.6x	1.9x	(0.3)x
New orders, net[1]	$114,776	$95,973	19.6%
Backlog[1]	$247,416	$209,005	18.4%
Financial Guidance Update

2025 Full Year Financial Guidance	Low	High
Net sales	$535,000	$545,000
Adjusted EBITDA[1]	$40,000	$42,000
Capital spending as a percent of sales	~2.0%	~2.0%
Free cash flow[1]	$15,000	$20,000
CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We continued on a favorable trend in the third quarter, although the modest sales growth resulted in lower profitability compared to last year's high point realized in Q3. Sales were up 0.6%, while Adjusted EBITDA was down 7.9% driven primarily by lower margins for Precast
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding Adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, net, backlog, book-to-bill ratio, net debt, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.
2Net income attributable to L.B. Foster Company for the three months ended September 30, 2024 includes a $30.0 million favorable tax valuation adjustment.

Concrete within Infrastructure. Rail margins were also slightly lower, but this was primarily volume-timing related. With the improved customer demand and higher backlog in place, we expect a strong fourth quarter for both segments."

Mr. Kasel continued, "We remain focused on our strategic execution to leverage our cost base, with containment measures reducing the SG&A percentage of sales to 16.0% for the quarter. We also had an exceptional quarter of cash generation despite the choppy operating environment, with $26.4 million in free cash flow funding a $22.9 million reduction in total debt during the quarter and $4.7 million deployed to repurchase 1.7% of our common shares outstanding. As a result, our gross leverage declined to 1.6x at quarter end, down from 2.2x at the beginning of the quarter and 1.9x last year. The second half of the year is normally a strong cash generation period for us and we expect the favorable results delivered in the third quarter to continue through year end."

Mr. Kasel concluded, "We've delivered two consecutive quarters of modest sales growth, although achieved solely within the Infrastructure segment. Our updated 2025 guidance assumes robust sales growth and profitability improvement in both segments in the fourth quarter, led by North American demand recovery for our Rail segment. The Rail backlog is up 58.2% over last year and demand is up across all business units. While Infrastructure backlog is down 10.9%, the decline is due primarily to the cancellation of longer-term orders. Despite this reduction, current demand activity remains relatively strong for both Infrastructure business units. Our updated guidance assumes fourth quarter Adjusted EBITDA will be up approximately 115% on 25% sales growth at the mid-points. We also expect approximately $12M in free cash flow in the fourth quarter based on the revised guidance mid-point, which we expect to deploy to continue our share buy backs and further reduce leverage to a target range of 1.0x - 1.5x by year end. We look forward to a strong finish to 2025 and expect to carry the positive sales momentum with expanding profitability into 2026."

Third Quarter 2025 Consolidated Results
The Company’s third quarter performance highlights are reflected below:

	Three Months Ended September 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

	(Unaudited)
Net sales	$138,286	$137,466	$820	0.6%
Gross profit	31,066	32,758	(1,692)	(5.2)
Gross profit margin	22.5%	23.8%	(130) bps	(5.5)
Selling and administrative expenses	$22,077	$24,289	$(2,212)	(9.1)
Selling and administrative expenses as a percent of sales	16.0%	17.7%	(170) bps	(9.6)
Amortization expense	694	1,146	(452)	(39.4)
Operating income	$8,295	$7,323	$972	13.3
Net income attributable to L.B. Foster Company	4,354	35,905	(31,551)	(87.9)
Adjusted EBITDA[1]	11,359	12,327	(968)	(7.9)
New orders, net[1]	114,776	95,973	18,803	19.6
Backlog[1]	247,416	209,005	38,411	18.4

•Net sales for the 2025 third quarter increased $0.8 million, or 0.6%, over the prior year quarter. The increase was driven by sales growth in the Infrastructure Solutions ("Infrastructure") segment, improving $2.5 million, or 4.4%, over the prior year quarter. Partially offsetting these improvements were sales volume declines in the Rail, Technologies, and Services ("Rail") segment which declined $1.7 million, or 2.2%, from the prior year quarter.

•Gross profit for the 2025 third quarter decreased $1.7 million, or 5.2%, from the prior year quarter. The decline in gross profit was due to lower volumes in Rail, coupled with unfavorable sales mix and higher manufacturing costs within Infrastructure. Gross profit margins declined 130 basis points to 22.5%.

•Selling and administrative expenses for the 2025 third quarter decreased $2.2 million, or 9.1%, from the prior year quarter. The decrease is attributed to lower personnel costs and general administrative spending of $0.4 million and $0.6 million, respectively. In addition, selling and administrative expenses in the prior year quarter includes $0.4 million in corporate costs associated with a resolved legal matter and $0.8 million in employee-related restructuring costs. Selling and administrative expenses as a percentage of net sales decreased 170 bps to 16.0% in the current quarter.

•Operating income for the 2025 third quarter improved $1.0 million, or 13.3%, compared to the prior year quarter. The improvement was due to lower selling and administrative expenses and amortization expense more than offsetting lower gross margins.

•Net income attributable to the Company for the 2025 third quarter decreased by $31.6 million, or 87.9%, from the prior year quarter due primarily to a $30.0 million favorable tax valuation allowance adjustment recorded in the prior year quarter.

•There were no adjustments to EBITDA1 in the third quarter of 2025, while the third quarter of 2024 was adjusted for $0.9 million of employee-related restructuring costs and $0.4 million for certain legal expenses. Adjusted EBITDA for the 2025 third quarter decreased by $1.0 million, or 7.9%, from the prior year quarter.

•Cash provided by operating activities totaled $29.2 million in the 2025 third quarter, an increase of $4.4 million over cash provided by operating activities of $24.7 million in the prior year quarter.

•Total debt as of September 30, 2025 was $58.7 million, a $22.9 million decrease during the quarter and a $9.8 million decrease from the prior year quarter. The Company's Gross Leverage Ratio per its credit facility was 1.6x as of September 30, 2025, down from 1.9x last year.

•New orders, net for the 2025 third quarter increased $18.8 million, or 19.6%, over the prior year quarter, with the increase realized in the Rail segment. The trailing twelve month book-to-bill ratio1 was 1.08 : 1.00. Backlog increased $38.4 million, or 18.4%, compared to last year due to improvement in the Rail segment.

Third Quarter 2025 Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended September 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024
Net sales	$77,788	$79,498	$(1,710)	(2.2)%
Gross profit	$17,746	$18,471	$(725)	(3.9)
Gross profit margin	22.8%	23.2%	(40) bps	(1.7)
Segment operating income	$5,895	$4,933	$962	19.5
Segment operating income margin	7.6%	6.2%	140 bps	22.6
New orders, net[1]	$86,360	$52,675	$33,685	63.9
Backlog[1]	$140,233	$88,663	$51,570	58.2

•Net sales for the 2025 third quarter decreased $1.7 million, or 2.2%, from the prior year quarter. The decline was primarily driven by $2.8 million lower sales volumes in the Rail Products business, coupled with weakness in the United Kingdom ("UK") portion of Technology Services and Solutions ("TS&S") with sales down $4.3 million as we continue to right-size this business. Partially offsetting were sales increases of $1.8 million, or 9.0% for Global Friction Management and $3.6 million, or 135.1% for Total Track Monitoring.

•Gross profit for the 2025 third quarter decreased $0.7 million from the prior year quarter, and gross profit margins declined 40 basis points to 22.8%. The gross profit was impacted by lower sales volumes and unfavorable business mix.

•Segment operating income for the 2025 third quarter increased $1.0 million over the prior year quarter due primarily to declines in selling and administrative expenses and lower amortization expense.

•New orders, net increased $33.7 million due to improved demand across all business units. Rail Products and Global Friction Management improved 35.9% and 4.3% over the prior year quarter, respectively. TS&S new orders improved $25.0 million due to a large, multi-year order received in our UK business. The trailing twelve month book-to-bill ratio was 1.18 : 1.00. Backlog increased $51.6 million over the prior year quarter.

Infrastructure Solutions Segment

	Three Months Ended September 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024
Net sales	$60,498	$57,968	$2,530	4.4%
Gross profit	$13,320	$14,287	$(967)	(6.8)
Gross profit margin	22.0%	24.6%	(260) bps	(10.6)
Segment operating income	$4,147	$5,110	$(963)	(18.8)
Segment operating income margin	6.9%	8.8%	(190) bps	(21.6)
New orders, net[1]	$28,416	$43,298	$(14,882)	(34.4)
Backlog[1]	$107,183	$120,342	$(13,159)	(10.9)

•Net sales for the 2025 third quarter improved $2.5 million, or 4.4%, over the prior year quarter, with the increase due to growth in both business units. Steel Products sales increased by $1.9 million, or 12.7% over the prior year quarter due to sales volume growth in the Protective Coatings business. Sales volumes in the Precast Concrete business unit increased by $0.6 million, or 1.4%, over the prior year quarter.

•Gross profit for the 2025 third quarter decreased $1.0 million from the prior year quarter and gross profit margins declined 260 basis points to 22.0%. Gross profit declined $2.2 million in the Precast Concrete business due to unfavorable sales mix coupled with higher manufacturing costs, including $0.6 million associated with the startup of our Florida precast facility in line with our growth strategy. Higher volumes and a favorable sales mix resulted in a $1.2 million increase in gross profit for Steel Products.

•Segment operating income for the 2025 third quarter declined $1.0 million from the prior year quarter due to lower gross profit levels.

•Third quarter new orders, net decreased $14.9 million, or 34.4%, from the prior year quarter, due to order cancellations primarily in the Steel Products business unit. The trailing twelve month book-to-bill ratio was 0.94 : 1.00. Backlog was down $13.2 million, or 10.9%, from the prior year quarter due to order cancellations in the Steel Products business unit offset in part by a $4.0 million increase, or 4.9%, in backlog for Precast Concrete.

First Nine Months Consolidated Highlights

	Nine Months Ended September 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

	(Unaudited)
Net sales	$379,636	$402,582	$(22,946)	(5.7)%
Gross profit	82,117	89,447	(7,330)	(8.2)
Gross profit margin	21.6%	22.2%	(60) bps	(2.7)
Selling and administrative expenses	$65,411	$71,977	$(6,566)	(9.1)
Selling and administrative expenses as a percent of sales	17.2%	17.9%	(70) bps	(3.9)
(Gain) on sale of former joint venture facility	—	(3,477)	3,477	100.0
Amortization expense	2,656	3,486	(830)	(23.8)
Operating income	$14,050	$17,461	$(3,411)	(19.5)
Net income attributable to L.B. Foster Company	5,129	43,188	(38,059)	(88.1)
Adjusted EBITDA[1]	25,412	26,338	(926)	(3.5)
New orders, net[1]	439,595	399,351	40,244	10.1
Backlog[1]	247,416	209,005	38,411	18.4

•Net sales for the first nine months of 2025 decreased $22.9 million, or 5.7%, from the prior year period. Rail segment sales declined $39.9 million, or 16.1%, due to softer demand and order timing for Rail Products, as well as downsizing activities and overall commercial weakness in the UK business. Partially offsetting were higher sales in the Infrastructure segment which improved $17.0 million, or 11.0%, over the prior year period. Precast Concrete Products improved $19.9 million, or 20.4%, partially offset by Steel Products which was down $2.9 million, or 5.1%, on lower bridge product demand.

•Gross profit for the first nine months of 2025 decreased $7.3 million, or 8.2%, from the prior year period and gross profit margins declined 60 basis points to 21.6%. The decline in gross profit was attributed to the Rail segment which was down $10.0 million due primarily to lower volumes and unfavorable business mix. Rail gross profit was also impacted in the current year by $1.1 million of costs related to the Company's decision to exit the UK-based Automation and Materials Handling product line ("AMH Exit"). The Infrastructure segment gross profit improved $2.7 million due to improved Precast Concrete volumes and favorable business mix in Steel Products, partially offset by increased manufacturing costs in the Precast Concrete business, including $1.6 million in start up costs associated with our new precast facility in Florida. The prior year included a $0.8 million gain realized on a facility sale.

•Selling and administrative expenses for the first nine months of 2025 decreased $6.6 million, or 9.1%, from the prior year period. The decrease was primarily attributed to lower personnel, professional services and legal costs. Selling and administrative expenses as a percentage of net sales declined 70 bps to 17.2% in the current period.

•Operating income for the first nine months of 2025 was unfavorable $3.4 million compared to the prior year period. The decline was due to lower gross profit and the prior year gains on asset sales realized of $4.3 million, partially offset by lower selling and administrative expenses and amortization expense.

•Net income attributable to the Company for the first nine months of 2025 was $38.1 million lower compared to the prior year period due primarily to the $30.0 million favorable tax valuation allowance adjustment recorded in the prior year period.

•Adjusted EBITDA for the first nine months of 2025 was adjusted for $1.4 million of costs associated with the AMH Exit, while the first nine months of 2024 was adjusted for a $4.3 million gain on the sales of assets, $0.9 million for employee-related restructuring costs, and $1.2 million for certain legal expenses. Adjusted EBITDA for the first nine months of 2025 declined by $0.9 million from the prior year period.

•Cash provided by operating activities totaled $13.4 million for the first nine months of 2025, a $15.1 million improvement compared to cash used by operating activities of $1.7 million in the prior year period due primarily to deferred working capital needs in the current year-to-date period.

•New orders, net for the first nine months of 2025 increased $40.2 million, or 10.1%, over the prior year period, with the increase realized across both segments.

Third Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2025 operating results on Monday, November 3, 2025 at 8:30 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through November 10, 2025 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BIe0df25bd6e554cbf977fba153e5261b8 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company

Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders, net as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement net of order cancellations incurred during the period. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Fifth Amended and Restated Credit Agreement dated June 27, 2025, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, valuations and impairments, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, tariffs or trade wars, inflation, project delays, and budget shortfalls, or otherwise; the impact of the continued U.S. government shutdown; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes, or uncertainties relating to the imposition of tariffs; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, and to realize anticipated synergies and benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; emerging technologies, including those related to or arising from artificial intelligence, and resultant risks to our business and operations; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, any change in policy or other change due to the results of the UK’s 2024 parliamentary election and the U.S. 2024 Presidential election that could affect UK or U.S. business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of or delay in state or federal funding for infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Sales of goods	$124,830	$119,322	$340,449	$346,202
Sales of services	13,456	18,144	39,187	56,380
Total net sales	138,286	137,466	379,636	402,582
Cost of goods sold	93,915	89,286	259,472	264,543
Cost of services sold	13,305	15,422	38,047	48,592
Total cost of sales	107,220	104,708	297,519	313,135
Gross profit	31,066	32,758	82,117	89,447
Selling and administrative expenses	22,077	24,289	65,411	71,977
(Gain) on sale of former joint venture facility	—	—	—	(3,477)
Amortization expense	694	1,146	2,656	3,486
Operating income	8,295	7,323	14,050	17,461
Interest expense - net	1,254	1,358	3,887	3,976
Other income - net	(96)	(188)	(509)	(525)
Income before income taxes	7,137	6,153	10,672	14,010
Income tax expense (benefit)	2,812	(29,745)	5,625	(29,110)
Net income	4,325	35,898	5,047	43,120
Net loss attributable to noncontrolling interest	(29)	(7)	(82)	(68)
Net income attributable to L.B. Foster Company	$4,354	$35,905	$5,129	$43,188

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share	$0.42	$3.35	$0.49	$4.01
Diluted earnings per common share	$0.40	$3.27	$0.47	$3.91

Average number of common shares outstanding - Basic	10,356	10,718	10,444	10,757
Average number of common shares outstanding - Diluted	10,880	10,992	10,923	11,059

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,428	$2,454
Accounts receivable - net	64,429	64,978
Contract assets - net	7,943	16,720
Inventories - net	69,563	70,506
Other current assets	8,159	6,947
Total current assets	153,522	161,605
Property, plant, and equipment - net	76,940	75,374
Operating lease right-of-use assets - net	30,109	18,480
Other assets:
Goodwill	32,992	31,907
Other intangibles - net	12,178	14,801
Deferred tax assets	23,982	28,900
Other assets	4,166	3,483
TOTAL ASSETS	$333,889	$334,550
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,736	$50,083
Deferred revenue	9,059	10,205
Accrued payroll and employee benefits	9,158	15,393
Current maturities of long-term debt	167	167
Other accrued liabilities	13,414	12,448
Total current liabilities	69,534	88,296
Long-term debt	58,555	46,773
Deferred tax liabilities	1,060	1,150
Long-term operating lease liabilities	25,705	14,709
Other long-term liabilities	3,441	4,608
Stockholders' equity:
Common stock	111	111
Paid-in capital	43,500	43,550
Retained earnings	172,708	167,579
Treasury stock	(20,803)	(11,208)
Accumulated other comprehensive loss	(20,715)	(21,716)
Total L.B. Foster Company stockholders’ equity	174,801	178,316
Noncontrolling interest	793	698
Total stockholders’ equity	175,594	179,014
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$333,889	$334,550

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and free cash flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended September 30, 2025, the Company did not make any adjustments to EBITDA. In the nine months ended September 30, 2025, the Company made adjustments to exclude the AMH Exit costs. In the three months ended September 30, 2024, the Company made adjustments to exclude restructuring costs and a legal settlement. In the nine months ended September 30, 2024, the Company made adjustments to exclude gains on asset sales, restructuring costs, and a legal settlement. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. The following tables present quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and free cash flow (in thousands, except for percentages and ratios):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Adjusted EBITDA Reconciliation
Net income, as reported	$4,325	$35,898	$5,047	$43,120
Interest expense - net	1,254	1,358	3,887	3,976
Income tax expense (benefit)	2,812	(29,745)	5,625	(29,110)
Depreciation expense	2,274	2,339	6,846	7,076
Amortization expense	694	1,146	2,656	3,486
Total EBITDA	$11,359	$10,996	$24,061	$28,548
AMH Exit Costs	—	—	1,351	—
Gain on asset sale	—	—	—	(4,292)
Legal expense	—	422	—	1,173
Restructuring costs	—	909	—	909
Adjusted EBITDA	$11,359	$12,327	$25,412	$26,338

	September 30, 2025	June 30, 2025	September 30, 2024
Net Debt Reconciliation
Total debt	$58,722	$81,628	$68,544
Less: cash and cash equivalents	(3,428)	(4,186)	(3,135)
Net debt	$55,294	$77,442	$65,409

	Three Months Ended September 30,
	2025	2024
	(Unaudited)
Free Cash Flow Reconciliation
Net cash provided by operating activities	$29,181	$24,744
Less capital expenditures on property, plant, and equipment	(2,809)	(3,067)
Free cash flow	$26,372	$21,677